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                                  EXHIBIT 99.1


                           ALLIED HOLDINGS ACQUISITION
                        OF RYDER AUTOMOTIVE CARRIER GROUP
                     CLEARED BY CANADA'S COMPETITION BUREAU

     DECATUR, GA., AUGUST 5, 1997 - ALLIED HOLDINGS, INC. (NASDAQ:HAUL) announced today that the Competition Bureau of Industrie Canada has advised that it has determined that there are no grounds for it to object to the proposed acquisition of Ryder Automotive Carrier Services, Inc. and RC Management Corp. by Allied prior to closing under the provisions of the Canadian Competition Act. Accordingly, no further approval of Canadian authorities is required and the acquisition, having previously cleared United States anti-trust review under the Hart-Scott-Rodino Act, may now proceed without further anti-trust clearance. The acquisition is expected to be completed by the end of the third quarter and is contingent upon finalizing a definitive purchase agreement.

     On May 27, 1997, Allied announced an agreement to acquire Ryder Automotive Carrier Services, Inc. and RC Management Corp. from Ryder System, Inc. (NYSE:R) for approximately $114.5 million in cash. The Ryder Automotive Carrier Group, headquartered in Troy, Michigan, has approximately 3,400 rigs at 91 locations in 34 states and Canada. Its employees number approximately 6,000, and its revenues in 1996 were approximately $600 million. The combined revenue of Allied and Ryder's automotive carrier group for 1996 would have been approximately $1 billion.

Allied Holdings, Inc. is the parent company of several subsidiaries engaged in the automotive distribution business. The Allied Automotive Group is the second largest motor carrier in North America specializing in the delivery of automobiles and light trucks. The Automotive Group transports for all major domestic and foreign manufacturers primarily from manufacturing plants, rail ramps, ports and auctions to automobile dealers throughout the United States and Canada. Allied Holdings' Axis Group provides logistics solutions to the finished vehicle, service and aftermarket parts segments of the automotive market based on an underlying business philosophy of Move, Improve, Inform. The Axis Group identifies new and innovative methods of distribution as well as better use of traditional and emerging technologies to help customers solve the most complex transportation, inventory management and logistics problems.